Contact:

Anita Ho
Acting Chief Financial Officer
Alliance Fiber Optic Products, Inc.	April 25, 2011
Phone: 408-736-6900 x168

AFOP REPORTS FIRST QUARTER, 2011 RESULTS
WITH SEQUENTIAL GROWTH GUIDANCE

Sunnyvale, CA – April 25, 2011 - Alliance Fiber Optic Products, Inc. (Nasdaq CM: AFOP), an innovative supplier of fiber optic components, subsystems and integrated modules for the optical network equipment market, today reported its financial results for the first quarter ended March 31, 2011.

Revenues for the first quarter of 2011 totaled $9,450,000, a 12.4% increase from revenues of $8,406,000 reported in the first quarter of 2010, and an 18.8% decrease from revenues of $11,638,000 reported in the previous quarter. The Company recorded net income for the first quarter of 2011 of approximately $1,021,000, or $0.12 per share based on 8.8 million shares outstanding, compared to $641,000, or $0.08 per share based on 8.5 million shares outstanding, for the first quarter of 2010. This compares to net income for the fourth quarter of 2010 of $1,701,000, or $0.20 per share based on 8.7 million shares outstanding.

Included in expenses for the quarter ended March 31, 2011 was approximately $83,000 of stock-based compensation. Stock-based compensation charges included in expenses for the quarter ended December 31, 2010 and the quarter ended March 31, 2010 were $85,000 and $33,000 of respectively.

Peter Chang, President and Chief Executive Officer, commented, “Despite the softness experienced by our industry during the quarter, we managed quarterly financial progress on a year over year basis. Our gross margin remained above 32% and net profit margin above 10%. Most importantly, our first quarter included sales of new products with an expanded list of customers.”

“Going forward, AFOP remains poised for growth, as industry demands regain momentum further into the 2011 fiscal year. Based on current information, we expect that revenues for the coming quarter will grow to more than $11M. Additionally, with our continued focus on operational efficiencies, we are optimistic about both revenue and profit growth in the remainder of 2011.” concluded Mr. Chang.

Conference Call
Management will host a conference call at 1:30 p.m. Pacific Time on April 25, 2011 to discuss AFOP’s first quarter 2011 financial results. To participate in AFOP’s conference call, please call 877-675-3572 at least ten minutes prior to the call in order for the operator to connect you. The confirmation number for the call is 57497062. AFOP will also provide a live webcast of its first quarter 2011 conference call at AFOP’s website, www.afop.com. An audio replay will be available until May 25, 2011. The dial in number for the replay is 800-642-1687 or 706-645-9291. The replay conference ID is 57497062.

About AFOP
Founded in 1995, Alliance Fiber Optic Products, Inc. designs, manufactures and markets a broad range of high performance fiber optic components and integrated modules. AFOP's products are used by leading and emerging communications equipment manufacturers to deliver optical networking systems to the long-haul, enterprise, metropolitan and last mile access segments of the communications network. AFOP offers a broad product line of passive optical components including interconnect systems, couplers and splitters, thin film CWDM and DWDM components and modules, optical attenuators, and micro-optics devices. AFOP is headquartered in Sunnyvale, California, with manufacturing and product development capabilities in the United States, Taiwan and China. AFOP's website is located at http://www.afop.com.

Except for the historical information contained herein, the matters set forth in this press release, including statements as to our expectations regarding future revenue and profit levels, our beliefs regarding business conditions, our customer base, our product portfolio, and our expectations regarding future sales, are forward looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including, but not limited to general economic conditions and trends, the impact of competitive products and pricing, timely introduction of new technologies, timely design acceptance by our customers, the acceptance of new products and technologies by our customers, customer demand for our products, the timing of customer orders, loss of key customers, ability to ramp new products into volume production, the costs associated with running our operations, industry-wide shifts in supply and demand for optical components and modules, industry overcapacity, failure of cost control initiatives, financial stability in foreign markets, and other risks detailed from time to time in our SEC reports, including AFOP's annual report on Form 10-K for the year ended December 31, 2010. These forward-looking statements speak only as of the date hereof. AFOP disclaims any intention or obligation to update or revise any forward-looking statements.

ALLIANCE FIBER OPTIC PRODUCTS, INC.
Condensed Consolidated Balance Sheets
(in thousands)

	Mar. 31	Dec. 31,
	2011	2010
	(Unaudited)
ASSETS
Current assets:
Cash and short-term investments	$45,141	$45,360
Accounts receivable, net	6,514	7,224
Inventories, net	7,977	7,439
Other current assets	684	733
Total current assets	60,316	60,756

Property and equipment, net	7,753	7,523
Other assets	177	170
Total assets	$68,246	$68,449

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$4,785	$4,931
Accrued expenses and other liabilities	3,334	4,737
Total current liabilities	8,119	9,668

Long-term liability	761	777
Total liabilities	8,880	10,445

Stockholders' equity	59,366	58,004
Total liabilities and stockholders' equity	$68,246	$68,449

ALLIANCE FIBER OPTIC PRODUCTS, INC.
Condensed Consolidated Statements of Operations
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended
	Mar. 31,	Dec. 31,	Mar. 31,
	2011	2010	2010
Revenues	$9,450	$11,638	$8,406

Cost of revenues	6,415	7,563	5,711
Gross profit	3,035	4,075	2,695

Operating expenses:
Research and development	718	757	709
Sales and marketing	550	566	561
General and administrative	1,028	929	933
Total operating expenses	2,296	2,252	2,203

Income from operations	739	1,823	492
Interest and other income, net	129	110	150
Net income before tax	868	$1,933	642
Income tax	(153)	232	1
Net income	$1,021	$1,701	$641

Net income per share:
Basic	$0.12	$0.20	$0.08
Diluted	$0.11	$0.19	$0.07

Shares used in per share calculation:
Basic	8,823	8,707	8,493
Diluted	9,258	9,041	8,648

Included in costs and expenses above:
Stock based compensation charges
Cost of revenue	$23	$23	$12
Research and development	8	10	5
Sales and marketing	15	15	4
General and administrative	37	37	12
Total	$83	$85	$33